Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Tim Gagnon, director, investor relations (952) 683-5007

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FOURTH QUARTER RESULTS

MINNEAPOLIS, February 4, 2014 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended December 31, 2013. Summarized financial results for the quarter ended December 31 are as follows (dollars in thousands, except per share data):

	Three months ended December 31,			Twelve months ended December 31,
	2013	2012	% change	2013	2012	% change
Total revenues	$3,152,882	$2,970,876	6.1%	$12,752,076	$11,359,113	12.3%
Net revenues:
Transportation
Truckload	$256,117	$271,248	-5.6%	$1,054,565	$1,060,120	-0.5%
LTL	58,839	57,025	3.2%	239,477	224,160	6.8%
Intermodal	9,861	9,011	9.4%	39,084	38,815	0.7%
Ocean	46,367	33,707	37.6%	187,671	84,924	121.0%
Air	17,982	15,948	12.8%	73,089	44,444	64.5%
Customs	9,271	6,782	36.7%	36,578	18,225	100.7%
Other logistics services	17,583	15,420	14.0%	67,931	57,449	18.2%

Total transportation	416,020	409,141	1.7%	1,698,395	1,528,137	11.1%
Sourcing	25,799	30,543	-15.5%	126,950	136,438	-7.0%
Payment services	2,646	4,948	-46.5%	10,750	52,996	-79.7%

Total net revenues	444,465	444,632	0.0%	1,836,095	1,717,571	6.9%

Operating expenses	289,352	311,028	-7.0%	1,153,445	1,042,251	10.7%

Income from operations	155,113	133,604	16.1%	682,650	675,320	1.1%
Investment and other (expense) income	(6,005)	282,166	-102.1%	(9,289)	283,142	-103.3%

Net income	$92,952	$256,392	-63.7%	$415,904	$593,804	-30.0%

Diluted earnings per share	$0.62	$1.58	-60.8%	$2.65	$3.67	-27.8%

Pro Forma Comparison - The following shows the effects of the disposition of the Company’s T-Chek Payment Services business (“T-Chek”), which was completed in October 2012, and the acquisition of Phoenix International Freight Services, Ltd. (“Phoenix”), which was completed in November 2012, as if these transactions had occurred at the beginning of 2012. A reconciliation of these pro forma measures is described on page 3.

	Three months ended December 31,			Twelve months ended December 31,
	2013 Reported	2012 Pro Forma	% change	2013 Reported	2012 Pro Forma	% change
Total net revenues	$444,465	$453,782	-2.1%	$1,836,095	$1,812,631	1.3%
Personnel expenses	203,619	198,307	2.7%	826,661	788,959	4.8%
Selling, general, and administrative expenses	80,718	75,006	7.6%	306,656	279,744	9.6%
Amortization of acquisition intangibles	5,015	5,022	-0.1%	20,128	19,859	1.4%

Total operating expenses	289,352	278,335	4.0%	1,153,445	1,088,562	6.0%

Income from operations	155,113	175,447	-11.6%	682,650	724,069	-5.7%
Net income	$92,952	$106,567	-12.8%	$415,904	$466,179	-10.8%

Diluted earnings per share	$0.62	$0.66	-6.1%	$2.65	$2.74	-3.3%

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C.H. Robinson Worldwide, Inc.

February 4, 2014

Discussion of Fourth Quarter 2013 Results

Our truckload net revenues decreased 5.6 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. Our truckload volumes increased approximately seven percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. Our North American truckload volumes increased approximately six percent. Our truckload net revenue margin decreased in the fourth quarter of 2013 compared to the fourth quarter of 2012, due primarily to increased cost per mile. In North America, excluding the estimated impacts of the change in fuel, our average truckload rate per mile charged to our customers increased approximately 3.5 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. In North America, our truckload transportation costs increased approximately five percent, excluding the estimated impacts of the change in fuel.

Our less-than-truckload (“LTL”) net revenues increased 3.2 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. The increase was driven by an increase in total shipments of approximately four percent, partially offset by decreased net revenue margin.

Our intermodal net revenues increased 9.4 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. This was due to increased net revenue margin, partially offset by decreased volumes. Our net revenue margin increase was due to a change in our mix of business and improved customer pricing.

Our ocean transportation net revenues increased 37.6 percent, our air transportation net revenues increased 12.8 percent, and our customs net revenues increased 36.7 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. These increases were primarily due to our acquisition of Phoenix in November 2012.

Sourcing net revenues decreased 15.5 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. We continued to experience volume and net revenue declines from a large customer and expect this to continue throughout 2014. Sourcing net revenue margins declined due to weather and changes in our commodity and service mix. Case volumes decreased approximately two percent in the fourth quarter of 2013 compared to the fourth quarter of 2012.

Our Payment Services net revenues decreased 46.5 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012 due to the T-Chek divestiture in the fourth quarter of 2012.

For the fourth quarter, operating expenses decreased 7.0 percent to $289.4 million in 2013 from $311.0 million in 2012. This was due to a decrease of 9.9 percent in personnel expense and an increase of 0.9 percent in other selling, general, and administrative expenses. Operating expenses as a percentage of net revenues decreased to 65.1 percent in the fourth quarter of 2013 from 70.0 percent in 2012. During the fourth quarter of 2012, operating expenses were a higher percentage of net revenues primarily due to $33.0 million of incremental performance-based stock vesting expense as a result of the sale of T-Chek.

For the fourth quarter, personnel expenses decreased 9.9 percent to $203.6 million in 2013 from $226.0 million in 2012. This decrease was primarily due to the performance-based stock vesting expense as a result of sale of T-Chek in 2012. On a pro forma basis, personnel expense increased 2.7 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. This increase was due to growth in our average headcount of approximately 32 percent, related primarily to the acquisitions of the Phoenix in the fourth quarter of 2012. We estimate that our average headcount, excluding acquisitions and divestitures, increased approximately eight percent in the fourth quarter of 2013 compared to 2012. The increase in personnel expense from headcount growth was partially offset by declines in expenses related to incentive plans that are designed to keep expenses variable with changes in net revenues and profitability.

For the fourth quarter, other selling, general, and administrative expenses increased 0.9 percent to $85.7 million in 2013 from $85.0 million in 2012. In the fourth quarter of 2012, we had approximately $9.1 million of non-recurring acquisition and divestiture expenses. On a pro forma basis, selling, general, and administrative expense increased 7.1 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012. This increase was primarily due to Phoenix operations and a higher provision for bad debt.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 46,000 active customers through a network of 285 offices in North America, South America, Europe, Asia, and Australia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 63,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our

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C.H. Robinson Worldwide, Inc.

February 4, 2014

ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Non-GAAP vs. GAAP Financial and Pro Forma Financial Measures

To assist investors in understanding our financial performance, we supplement the financial results that are generated in accordance with the accounting principles generally accepted in the United States, or GAAP, with non-GAAP financial measures from time to time. We use non-GAAP measures, including those set forth in this release, to assess our operating performance for the quarter. Management believes that these non-GAAP financial measures reflect an additional way of analyzing aspects of our ongoing operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our business. However, non-GAAP results should not be regarded as a substitute for corresponding GAAP measures, and should be viewed in conjunction with our consolidated financial statements prepared in accordance with GAAP. To provide investors with information to assist them in assessing our financial results on a comparable basis with historical results, we have provided certain non-GAAP financial measures in this press release that include the effects of the disposition of T-Chek and the acquisition of Phoenix as if they had occurred at the beginning of our 2012 fiscal year.

A reconciliation of our reported results to pro forma financial measures for the quarter ended December 31, 2012 is as follows (dollars in thousands):

	Reported	Non-Recurring Acquisition Impact (1)	T-Chek Operations (2)	Phoenix Operations (2)	Pro Forma
Total revenues	$2,970,876	$—	$(2,290)	$70,009	$3,038,595

Purchased transportation and related services	2,176,789	—	—	58,569	2,235,358
Purchased products sourced for resale	348,936	—	—	—	348,936
Purchased payment services	519	—	—	—	519

Total purchased services and products	2,526,244	—	—	58,569	2,584,813

Net revenues (3)	444,632	—	(2,290)	11,440	453,782

Personnel expenses	226,042	(34,592)	(609)	7,466	198,307
Selling, general and administrative expenses	81,319	(9,115)	(479)	3,281	75,006
Amortization of acquisition intangibles	3,667	—	—	1,355	5,022

Total other operating expenses	311,028	(43,707)	(1,088)	12,102	278,335

Income from operations	133,604	43,707	(1,202)	(662)	175,447

Investment and other income	282,166	(281,551)	1	(1,369)	(753)

Income before provision for income taxes	415,770	(237,844)	(1,201)	(2,031)	174,694
Provision for income taxes	159,378	(90,023)	(480)	(748)	68,127

Net income	$256,392	$(147,821)	$(721)	$(1,283)	$106,567

Net income per share (diluted)	$1.58				$0.66
Weighted average shares outstanding	161,799	(1,190)	—	1,108	161,717

1.

The adjustment to personnel consists of $33 million of incremental vesting expense of our equity awards triggered by the gain on the divestiture of T-Chek. The balance consists of transaction-related bonuses. The adjustments to other operating expenses reflect fees paid to third parties for investment banking fees related to the acquisition of Phoenix and external legal and accounting fees related to the acquisitions of Apreo Logistics S.A. (“Apreo”) and Phoenix International Freight Services, Ltd. (“Phoenix”) and the divestiture of T-Chek. The adjustment to investment and other income reflects the gain from the divestiture of T-Chek. The adjustment to diluted weighted average shares outstanding relates to the shares of C.H. Robinson

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February 4, 2014

stock issued as consideration paid to the sellers in the acquisition of Phoenix and the additional vesting of performance-based restricted stock as a result of the gain on sale recognized from the divestiture of T-Chek.
2.	Adjustments have been made to historical Phoenix operations for the addition of amortization expense of finite-lived intangible assets recorded in connection with the acquisition ($1.4 million), rent expense for lease agreements entered into in connection with the acquisition ($28 thousand), depreciation on a building acquired in the acquisition ($12 thousand), and incremental interest expense on the borrowings associated with the acquisition ($213 thousand). Adjustments have been made for the elimination of additional bonuses ($1.4 million) and third party advisory fees ($582 thousand) paid by Phoenix. An adjustment has also been made to reduce purchased transportation and related services ($2.5 million) and other selling, general, and administrative expenses ($5.0 million) and to increase personnel expenses ($7.5 million) to conform to C.H. Robinson’s historical financial reporting presentation. The adjustment to diluted weighted average shares outstanding relates to the shares of C.H. Robinson stock issued as consideration paid to the sellers in the acquisition of Phoenix. There were no pro forma adjustments to the T-Chek historical results.
3.	Net revenues are our total revenues less purchased transportation and related services, including contracted motor carrier, rail, ocean, air, and other costs, and the purchased price and services related to the products we source.

A reconciliation of our reported results to pro forma financial measures for the twelve months ended December 31, 2012 is as follows (dollars in thousands):

	Reported	Non-Recurring Acquisition Impact(1)	T-Chek Operations (2)	Phoenix Operations (2)	Pro Forma
Total revenues	$11,359,113	$—	$(41,623)	$692,836	$12,010,326

Purchased transportation and related services	8,157,278	—	—	556,153	8,713,431
Purchased products sourced for resale	1,483,745	—	—	—	1,483,745
Purchased payment services	519	—	—	—	519

Total purchased services and products	9,641,542	—	—	556,153	10,197,695

Net revenues (3)	1,717,571	—	(41,623)	136,683	1,812,631

Personnel expenses	766,006	(34,592)	(11,819)	69,364	788,959
Selling, general and administrative expenses	269,941	(10,604)	(9,226)	29,633	279,744
Amortization of acquisition intangibles	6,304	—	—	13,555	19,859

Total other operating expenses	1,042,251	(45,196)	(21,045)	112,552	1,088,562

Income from operations	675,320	45,196	(20,578)	24,131	724,069

Investment and other income	283,142	(281,551)	(67)	(5,348)	(3,824)

Income before provision for income taxes	958,462	(236,355)	(20,645)	18,783	720,245
Provision for income taxes	364,658	(89,558)	(7,841)	6,807	274,066

Net income	$593,804	$(146,797)	$(12,804)	$11,976	$446,179

Net income per share (diluted)	$3.67				$2.74
Weighted average shares outstanding	161,946	(277)	—	1,108	162,777

1.	The adjustment to personnel consists of $33 million of incremental vesting expense of our equity awards triggered by the gain on the divestiture of T-Chek. The balance consists of transaction-related bonuses. The adjustments to other operating expenses reflect fees paid to third parties for investment banking fees related to the acquisition of Phoenix and external legal and accounting fees related to the acquisitions of Apreo and Phoenix and the divestiture of T-Chek. The adjustment to investment and other income reflects the gain from the divestiture of T-Chek. The adjustment to diluted weighted average shares outstanding relates to the shares of C.H. Robinson stock issued as consideration paid to the sellers in the acquisition of Phoenix and the additional vesting of performance-based restricted stock as a result of the gain on sale recognized from the divestiture of T-Chek.
2.

Adjustments have been made to historical Phoenix operations for addition of amortization expense of finite-lived intangible assets recorded in connection with the acquisition ($13.6 million), rent expense for lease agreements entered into in

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connection with the acquisition ($280 thousand), depreciation on a building acquired in the acquisition ($123 thousand), and incremental interest expense on the borrowings associated with the acquisition ($2.1 million). Adjustments have been made for the elimination of contractual changes in compensation ($5.1 million), and additional bonuses ($1.4 million) and third party advisory fees ($582 thousand) paid by Phoenix. An adjustment has also been made to reduce purchased transportation and related services ($24.4 million) and other selling, general, and administrative expenses ($50.1 million) and to increase personnel expenses ($74.5 million) to conform to C.H. Robinson’s historical financial reporting presentation. The adjustment to diluted weighted average shares outstanding relates to the shares of C.H. Robinson stock issued as consideration paid to the sellers in the acquisition of Phoenix. There were no pro forma adjustments to the T-Chek historical results.
3.	Net revenues are our total revenues less purchased transportation and related services, including contracted motor carrier, rail, ocean, air, and other costs, and the purchased price and services related to the products we source.

Conference Call Information:

C.H. Robinson Worldwide Fourth Quarter 2013 Earnings Conference Call

Wednesday February 5, 2014 8:30 a.m. Eastern Time

The call will be limited to 60 minutes, including questions and answers. We invite call participants to submit questions in advance of the conference call and we will respond to as many of the questions as we can in the time allowed. If time permits, we will accept live questions. To submit your question(s) in advance of the call, please email tim.gagnon@chrobinson.com.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 877-941-0844

Callers should reference the conference ID, which is 4660962#

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on February 7: 800-406-7325; passcode: 4660962#

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C.H. Robinson Worldwide, Inc.

February 4, 2014

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Revenues:
Transportation	$2,767,550	$2,585,930	$11,069,710	$9,685,415
Sourcing	382,098	379,479	1,669,134	1,620,183
Payment Services	3,234	5,467	13,232	53,515

Total revenues	3,152,882	2,970,876	12,752,076	11,359,113

Costs and expenses:
Purchased transportation and related services	2,351,530	2,176,789	9,371,315	8,157,278
Purchased products sourced for resale	356,299	348,936	1,542,184	1,483,745
Purchased payment services	588	519	2,482	519
Personnel expenses	203,619	226,042	826,661	766,006
Other selling, general, and administrative expenses	85,733	84,986	326,784	276,245

Total costs and expenses	2,997,769	2,837,272	12,069,426	10,683,793

Income from operations	155,113	133,604	682,650	675,320

Investment, interest, and other (expense) income	(6,005)	282,166	(9,289)	283,142

Income before provision for income taxes	149,108	415,770	673,361	958,462
Provision for income taxes	56,156	159,378	257,457	364,658

Net income	$92,952	$256,392	$415,904	$593,804

Net income per share (basic)	$0.62	$1.59	$2.65	$3.68
Net income per share (diluted)	$0.62	$1.58	$2.65	$3.67
Weighted average shares outstanding (basic)	150,856	160,880	156,915	161,557
Weighted average shares outstanding (diluted)	151,130	161,799	157,080	161,946

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February 4, 2014

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$162,047	$210,019
Receivables, net	1,449,581	1,412,136
Other current assets	52,857	50,135

Total current assets	1,664,485	1,672,290

Property and equipment, net	160,703	149,851
Intangible and other assets	977,630	982,084

Total assets	$2,802,818	$2,804,225

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$755,007	$707,476
Accrued compensation	85,247	103,343
Accrued income taxes	11,681	121,581
Other accrued expenses	43,046	46,171
Current portion of debt	375,000	253,646

Total current liabilities	1,269,981	1,232,217

Noncurrent income taxes payable	21,584	20,590
Deferred tax liabilities	70,618	45,113
Long-term debt	500,000	—
Other long term liabilities	911	1,933

Total liabilities	1,863,094	1,299,853

Total stockholders’ investment	939,724	1,504,372

Total liabilities and stockholders’ investment	$2,802,818	$2,804,225

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Twelve months ended December 31,
	2013	2012
Operating activities:
Net income	$415,904	$593,804
Stock-based compensation	9,094	59,381
Depreciation and amortization	56,882	38,090
Provision for doubtful accounts	15,587	10,459
Gain on divestiture	—	(281,551)
Deferred income taxes	25,226	(14,442)
Other	319	3,721
Changes in operating elements
Receivables	(87,316)	(88,107)
Prepaid expenses and other	(5,254)	5,260
Accounts payable and outstanding checks	47,488	61,732
Accrued compensation	(15,097)	(19,064)
Accrued income taxes	(105,857)	104,542
Other accrued liabilities	(9,199)	(13,483)

Net cash provided by operating activities	347,777	460,342
Investing activities:
Purchases of property and equipment	(40,354)	(36,096)
Purchases and development of software	(7,852)	(14,560)
Sale of T-Chek, net of cash sold	—	274,802
Cash paid for acquisitions, net of cash acquired	19,126	(583,631)
Other	221	419

Net cash used for investing activities	(28,859)	(359,066)
Financing activities:
Borrowings on line of credit	4,165,023	324,051
Repayments on line of credit	(4,043,669)	(75,688)
Borrowings of long-term debt	500,000	—
Payment of contingent purchase price	(927)	(12,661)
Net repurchases of common stock	(792,283)	(236,981)
Excess tax benefit on stock-based compensation	27,209	12,294
Cash dividends	(220,257)	(275,353)

Net cash used for financing activities	(364,904)	(264,338)
Effect of exchange rates on cash	(1,986)	(588)

Net change in cash and cash equivalents	(47,972)	(163,650)
Cash and cash equivalents, beginning of period	210,019	373,669

Cash and cash equivalents, end of period	$162,047	$210,019

	As of December 31,
	2013	2012
Operational Data:
Employees	11,676	10,929
Branches	285	276

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